Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Pharmaceuticals Reports Fourth Quarter and Full-Year 2014 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 11:00 AM Eastern Time

SOUTH SAN FRANCISCO, Calif., March 12, 2015 — Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the fourth quarter and year ended December 31, 2014. Loss from operations for the three months and year ended December 31, 2014 was $11.2 million and $45.0 million, respectively. As of December 31, 2014, cash, cash equivalents and marketable securities totaled $43.0 million.

“The fourth quarter of 2014 was a focal period for Sunesis and vosaroxin, with unblinding of our Phase 3 VALOR trial in October and the presentation in December of the full results at the late breaking abstract forum of ASH,” said Daniel Swisher, Chief Executive Officer of Sunesis. “AML remains a challenging disease, with a striking absence of new therapeutic treatment options. In this context, we are engaged in active dialogue with regulators in Europe and the U.S. We remain on track to file an MAA in Europe in the second half of 2015, and look forward to providing clarity on our path forward in the U.S. around mid-year.”

Mr. Swisher continued: “In addition to VALOR, we are continuing to make progress across our pipeline, including in our investigator sponsored trials of vosaroxin and our kinase-inhibitor programs.”

Fourth Quarter 2014 and Recent Highlights

•	Announced results from pivotal Phase 3 VALOR trial of vosaroxin and cytarabine in patients with first relapsed or refractory acute myeloid leukemia, and late breaking presentation at ASH Annual Meeting. In October 2014, Sunesis announced top-line results from the Phase 3 VALOR trial of vosaroxin and cytarabine in patients with first relapsed or refractory acute myeloid leukemia (AML) and, in December, the presentation of full results in a late-breaking oral presentation at the American Society of Hematology (ASH) Annual Meeting.

The randomized, double-blind, placebo-controlled Phase 3 VALOR trial enrolled 711 adult patients with first relapsed or refractory AML at 124 leading sites in 15 countries. Patients were stratified for age, geographic region and disease status and randomized one to one to receive either vosaroxin and cytarabine or placebo and cytarabine. Patients treated with vosaroxin achieved increased overall survival compared to those treated with placebo (7.5 months vs 6.1 months, HR=0.87), the primary endpoint, but this difference did not achieve statistical significance (p=0.06). The complete remission (CR) rate, the sole secondary efficacy endpoint in the trial, did demonstrate a significant difference for the vosaroxin combination arm (30.1% vs 16.3%, p < 0.0001).

In a pre-planned analysis accounting for the stratification factors at randomization, a significant improvement in overall survival was demonstrated (HR=0.83, p=0.02). The pre-planned analysis of all treatment strata included the following poor-prognosis patient categories: over 60 years old (7.1 months vs 5.0 months, HR=0.75, p=0.003, n=451), refractory disease (6.7 months vs 5.0 months, HR=0.87, p=0.23, n=301), and early relapsed disease (6.7 months vs 5.2 months, HR=0.77, p=0.04, n=256). Outcomes in patients under 60 years old or with late relapsed disease were comparable between treatment arms, with no improvement in overall survival. Across all strata, the CR and Composite CR (CR+CRp+CRi) rates were higher in the vosaroxin combination arm.

Given the complexity of interpreting the impact of transplantation therapy, a predefined analysis of overall survival censoring for hematopoietic stem cell transplantation was planned. In this analysis, patients receiving the vosaroxin combination had a median overall survival of 6.7 months versus 5.3 months for patients receiving placebo and cytarabine (HR=0.81, p=0.02).

Grade 3 or higher non-hematologic adverse events that were more common in the vosaroxin combination arm were gastrointestinal and infection-related toxicities, consistent with those observed in previous company trials. The rate of serious adverse events was 55.5% in the vosaroxin combination arm compared to 35.7% in the placebo and cytarabine arm. All-cause mortality was comparable between the treatment arms (7.9% vs 6.6% for 30-day and 19.7% vs 19.4% for 60-day).

•	Announced presentation of positive updated results from ongoing MD Anderson-sponsored trial of vosaroxin in AML and high-risk MDS at ASH Annual Meeting. In December 2014, Sunesis announced the presentation of updated results from the ongoing MD Anderson-sponsored trial of vosaroxin in AML and high-risk myelodysplastic syndrome (MDS) at the ASH Annual Meeting. The Phase 1b/2 trial is expected to enroll up to a total of approximately 70 patients. Patients in the ongoing trial are being followed for response, leukemia-free survival, overall survival and safety. At the time of presentation, 41 patients (38 AML, 3 high-risk MDS) with a median age of 70 years (range, 41-78) were enrolled; 97% were older than 60 years and 51% were older than 70 years. Of the 37 patients evaluable for response, 22 patients (59%) achieved complete response (CR), 5 patients (14%) achieved CR with incomplete platelet recovery (CRp), and 1 patient (3%) achieved CR with incomplete peripheral blood count recovery (CRi), for an overall response rate of 76%. Preliminary median overall survival was 8.3 months. Median duration of response for patients achieving CR/CRp/CRi has not been reached. Patients have received a median of 2 (1 - 7) treatment cycles with median number of cycles to response being 1 (1 - 4). Six patients (16%) have proceeded to allogeneic stem cell transplant (ASCT) and 6 patients have relapsed.

Four-week and eight-week mortality were 0% and 14%, respectively. Infection related toxicities were the most common Grade ≥3 adverse events. Grade ≥3 mucositis was observed in 11 patients (30%).

•	Announced submission of Letter of Intent to file a Marketing Authorization Application (MAA) for vosaroxin in relapsed or refractory AML with the European

Medicines Agency (EMA). In November 2014, Sunesis announced that it had submitted a letter of intent describing its intention to file an Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) seeking marketing authorization of vosaroxin plus cytarabine for the treatment of relapsed or refractory AML. The letter of intent initiates the process for the assignment of a Rapporteur and Co-Rapporteur, who are two appointed members of the Committee for Human Medicinal Products (CHMP). The CHMP is the committee responsible for preparing the EMA’s opinions on questions concerning human medicines. The Rapporteur and Co-Rapporteur will assess the MAA and provide the CHMP with the result of their analysis, which will be the basis of the conclusions of the CHMP. Sunesis expects to file its MAA in the second half of 2015.

•	Announced publication of REVEAL-1 trial results in the British Journal of Haematology. In November 2014, Sunesis announced the publication of results from the company’s Response Evaluation of Vosaroxin in Elderly AML (REVEAL-1) trial, a Phase 2 trial of single agent vosaroxin in previously untreated, poor-risk elderly AML patients who are unlikely to benefit from standard induction chemotherapy, in the November 17, 2014 Online Version of Record of the British Journal of Haematology. The article, titled “REVEAL-1, a phase 2 dose regimen optimization study of vosaroxin in older poor-risk patients with previously untreated acute myeloid leukemia,” is available online at http://onlinelibrary.wiley.com/doi/10.1111/bjh.13214/abstract.

•	Announced publication of Vosaroxin Phase 1b/2 AML trial results in Haematologica. In November 2014, Sunesis announced the online publication of results from the company’s Phase 1b/2 study of vosaroxin in combination with cytarabine in patients with relapsed or refractory AML in the November 7, 2014 Ahead of Print issue of Haematologica. The article, titled “A Phase 1b/2 study of combination vosaroxin and cytarabine in patients with relapsed or refractory acute myeloid leukemia,” is available online at http://www.haematologica.org/content/early/recent.

•	Announced presentations of preclinical and clinical results on MLN2480 at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics. In November 2014, Sunesis announced the presentation of preclinical and clinical results on MLN2480, an oral, investigative agent for pan-Raf kinase inhibition, at the 26th EORTC-NCI-AACR Symposium. The results were presented by Millennium Pharmaceuticals, Inc. (“Millennium”), a wholly owned subsidiary of Takeda Pharmaceutical Company Limited. MLN2480 is being developed by Millennium through an exclusive license from Sunesis, which includes an option for co-development by Sunesis. The presentations included data from a Phase 1, multicenter, open-label, dose escalation study designed to evaluate the safety, tolerability and maximum tolerated dose of single agent MLN2480. Based on results from this study, Millennium has initiated a multiarm, open-label Phase 1B Study of MLN2480 in combination with MLN0128, an oral mTORC 1/2 inhibitor; alisertib, an oral aurora A kinase inhibitor; or paclitaxel, in adult patients with advanced nonhematologic malignancies.

•	Announces completion of Investigational New Drug (IND) application-enabling toxicology studies for SNS-062. Sunesis announced today that it has completed preclinical toxicology studies of SNS-062, a non-covalently binding inhibitor of BTK with a distinct binding site and favorable pharmacokinetic profile. Based on results from these studies, the company plans to file an IND application for SNS-062 with the FDA.

Financial Highlights

•	Cash, cash equivalents and marketable securities totaled $43.0 million as of December 31, 2014, as compared to $39.3 million as of December 31, 2013. The increase of $3.7 million was primarily due to net proceeds of $40.0 million from the March 2014 underwritten offering, $14.3 million from sales of common stock through the company’s at-the-market facility with Cantor Fitzgerald & Co., and $2.0 million from the exercise of warrants, stock options and stock purchase rights, partially offset by $43.2 million of net cash used in operating activities and $9.4 million of principal payments against notes payable. As of December 31, 2014, outstanding debt totaled $9.3 million.

•	In February 2015, the loan and security agreement with Oxford Finance LLC, Silicon Valley Bank and Horizon Technology Finance Corporation was amended to provide for an interest-only payment period beginning March 1, 2015 through February 1, 2016, such that the eight remaining principal payments will be deferred and re-amortized over the period from March 1, 2016 to October 1, 2016. The final payment was increased from 3.75% to 4.65% of the total amount drawn under the facility, and will become due on the new maturity date of October 1, 2016, or such earlier date specified in the loan and security agreement.

•	Revenues for the three months and year ended December 31, 2014 were $0.9 million and $5.7 million, as compared to $2.0 million and $8.0 million for the same periods in 2013. Revenue in each period was primarily due to deferred revenue recognized related to the royalty agreement with Royalty Pharma.

•	Research and development expenses decreased to $6.0 million and $27.7 million for the three months and year ended December 31, 2014, from $6.9 million and $28.9 million for the same periods in 2013. The decreases in 2014 were primarily due to a decrease in clinical trial expenses related to the VALOR trial, partially offset by increases in personnel, drug manufacturing and other outside services costs, including those related to the company’s kinase inhibitor programs.

•	General and administrative expenses for the three months and year ended December 31, 2014 were $6.1 million and $23.1 million, as compared to $2.7 million and $10.8 million in 2013. The increases in 2014 were primarily due to higher professional services and personnel costs.

•	Interest expense was $0.3 million and $1.7 million for the three months and year ended December 31, 2014 as compared to $0.6 million and $2.9 million for the same periods in 2013. The decreases in 2014 were due to the reduced principal balance outstanding on notes payable.

•	Net other income was $10.1 million and $3.8 million for the three months and year ended December 31, 2014, as compared to $1.0 million and $0.1 million for the same periods in 2013. The 2014 amounts were primarily comprised of non-cash credits for the revaluation of warrants issued in an underwritten offering in 2010.

•	Cash used in operations was $9.0 million and $43.2 million for the three months and year ended December 31, 2014, as compared to $9.7 million and $37.4 million for the same periods in 2013.

•	Sunesis reported loss from operations of $11.2 million and $45.0 million for the three months and year ended December 31, 2014, as compared to $7.6 million and $31.8 million for the same periods in 2013. Net loss was $1.3 million and $43.0 million for the three months and year ended December 31, 2014, as compared to $7.2 million and $34.6 million for the same periods in 2013.

Conference Call Information

Sunesis will host an update conference call today, March 12th at 11:00 a.m. Eastern Time. The call can be accessed by dialing (877) 415-3181 (U.S. and Canada) or (857) 244-7324 (international), and entering passcode 78358079. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at www.sunesis.com.The webcast will be recorded and available for replay on the company’s website for two weeks.

About QINPREZO™ (vosaroxin)

QINPREZO™ (vosaroxin) is an anti-cancer quinolone derivative (AQD), a class of compounds that has not been used previously for the treatment of cancer. Preclinical data demonstrate that QINPREZO both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis. Both the U.S. Food and Drug Administration (FDA) and European Commission have granted orphan drug designation to QINPREZO for the treatment of AML. Additionally, QINPREZO has been granted fast track designation by the FDA for the potential treatment of relapsed or refractory AML in combination with cytarabine. QINPREZO is an investigational drug that has not been approved for use in any jurisdiction.

The trademark name QINPREZO is conditionally accepted by the FDA and the EMA as the proprietary name for the vosaroxin drug product candidate.

About AML

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The American Cancer Society estimated that there were approximately 18,860 new cases of AML and approximately 10,460 deaths from AML in the U.S. in 2014. Additionally, it is estimated that the prevalence of AML across major global markets (U.S., France, Germany, Italy, Spain, United Kingdom and Japan) is over 50,000. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. AML patients with relapsed or refractory disease and newly diagnosed AML patients over 60 years of age with poor prognostic risk factors typically die within one year, resulting in an acute need for new treatment options for these patients.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the potential treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer.

For additional information on Sunesis, please visit http://www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ overall strategy, the design, conduct, progress, timing and results of Sunesis’ clinical trials, the preliminary analysis, assessment and conclusions of the results of the VALOR trial, the commercial potential of vosaroxin, and the sufficiency of Sunesis’ cash resources and the use of the proceeds under the loan facility with Oxford Finance LLC, Horizon Technology Finance Corporation and Silicon Valley Bank. Words such as “believe,” “continue,” “expect,” “look forward,” “on track,” “potential,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Sunesis’ need for substantial additional funding to complete the development and commercialization of QINPREZO, risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of QINPREZO, the risk that Sunesis’ development activities for QINPREZO could be otherwise halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for QINPREZO may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the conduct of Sunesis’ clinical trials, and the risk that Sunesis’ clinical studies for vosaroxin may not lead to regulatory approval. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, Sunesis’ Annual Report on Form 10-K for the year ended December 31, 2014, when available, and Sunesis’ other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2014	2013
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$22,186	$15,121
Marketable securities	20,795	24,172
Prepaids and other current assets	1,223	1,199

Total current assets	44,204	40,492
Property and equipment, net	42	23
Deposits and other assets	—	10

Total assets	$44,246	$40,525

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,177	$953
Accrued clinical expense	3,112	4,750
Accrued compensation	2,287	1,719
Other accrued liabilities	3,087	1,645
Current portion of deferred revenue	3,418	7,956
Current portion of notes payable	9,257	9,018
Warrant liability	3,543	7,931

Total current liabilities	27,881	33,972

Non-current portion of deferred revenue	2,563	3,712
Non-current portion of notes payable	—	9,025

Commitments
Stockholders’ equity (deficit):
Common stock	7	5
Additional paid-in capital	536,499	473,509
Accumulated other comprehensive loss	(7)	(3)
Accumulated deficit	(522,697)	(479,695)

Total stockholders’ equity (deficit)	13,802	(6,184)

Total liabilities and stockholders’ equity (deficit)	$44,246	$40,525

Note 1: The consolidated balance sheet as of December 31, 2013 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Note 2)
Revenue:
License and other revenue	$896	$1,989	$5,734	$7,956

Total revenues	896	1,989	5,734	7,956

Operating expenses:
Research and development	5,968	6,883	27,665	28,891
General and administrative	6,082	2,698	23,112	10,838

Total operating expenses	12,050	9,581	50,777	39,729

Loss from operations	(11,154)	(7,592)	(45,043)	(31,773)

Interest expense	(311)	(623)	(1,719)	(2,917)
Other income (expense), net	10,142	1,038	3,760	92

Net loss	(1,323)	(7,177)	(43,002)	(34,598)
Unrealized gain (loss) on available-for-sale securities	2	(12)	(4)	(41)

Comprehensive loss	$(1,321)	$(7,189)	$(43,006)	$(34,639)

Basic and diluted loss per common share:

Net loss:
Basic	$(1,323)	$(7,177)	$(43,002)	$(34,598)
Diluted	$(1,323)	$(8,257)	$(46,894)	$(34,598)

Shares used in computing net loss per common share:
Basic	63,041	54,060	60,057	52,249
Diluted	63,041	55,573	61,510	52,249

Net loss per common share:

Basic	$(0.02)	$(0.13)	$(0.72)	$(0.66)

Diluted	$(0.02)	$(0.15)	$(0.76)	$(0.66)

Note 2: The consolidated statement of operations and comprehensive loss for the year ended December 31, 2013 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.